AURA®

S Y S T E M S I N C.

November 1, 2005

Mr. Marc Hoffman
20723 Saint Charles Place
Saratoga, California 95070

Dear Marc,

On behalf of Aura Systems, Inc., I would like to offer you the regular, full-time, salaried position of President and Chief Operating Officer. You will be reporting to the CEO and to the Board of Directors. Your starting salary will be $7,692.31 bi-weekly, to include other compensation that will be awarded at on the effective date of the Chapter 11 Reorganization Plan (the "Effective Date") as follows (1) appointment as Chief Executive Officer upon the Effective Date; (2) 300,000 warrants to purchase common stock in the reorganized company; such warrants having a term of 5 years and exercise prices of $2.00 in the first 12 months after the Effective Date, $2.50 in the 13th to 24th months after the Effective Date, and $3.00 in the 25th to 60th months after the Effective Date; the warrants will vest monthly over 36 months with 1/36th of the total number of warrants (8,334 shares) vested each month beginning on the Effective Date; and (3) a bonus to be paid upon the achievement (as determined by the Board of Directors at their sole discretion) of certain agreed upon business objectives. The amount of the bonus and the specific business objectives will be decided by the Board of Directors of the reorganized company within 30 days after submittal by you and review by the Board of a business plan for the company.

As described in our Employee Handbook, Aura currently provides its employees (on the first of the month after 30 days of continuous employment, in your case December 1, 2005) with the following benefits:

- *Vacation, Holidays and Personal leave*
- *Medical: PPO 80/60% coverage or HMO - $240 hospitalization (California only)*
- *Prescription card*
- *Dental: Traditional Coverage*
- *Flexible Spending Accounts for Healthcare and Dependent care cost*
- *Group Term Life insurance: $100,000 plus $100,000 extra coverage in case of accidental death.*
- *Group Long Term Disability: 50% of covered monthly earnings to a maximum benefit of $6,000 per month.*

Another benefit available on the first quarterly sign-up date following 90 days of continuous employment is:

- *401(k) Plan: employee tax deferred contributions partially matched by the company.*

This offer is contingent upon the following:

- *Providing proof for eligibility to work in the United States.*
- *Acceptance of the offer by November 7, 2005*
- *Report to work at Aura no later than: November 7, 2005*

Please be advised, that you will be subject to all policies and procedures contained in the Aura Systems, Inc. Employee Handbook. Should disagreements arise between you and the Company regarding your employment, such disagreements will be resolved by final and binding arbitration as provided in your Handbook and the Mutual Agreement to Mediate and Arbitrate.

We look forward to having you join our team. Please acknowledge your acceptance of these terms by signing below. Please sign both copies, return one copy to me and retain one for your files.

Sincerely,

Raymond Yu
President & CEO

Acceptance:

11/7/05

Marc Hoffman Date